Exhibit 99.1

For Immediate Release:

Steinway Reports Q1 2006 Results
Band Division Sales up 11%

WALTHAM, MA — May 4, 2006 — Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter ended March 31, 2006.

Net sales for the first quarter increased 4% over the prior year period on a strong performance in the band segment.  Operating profits declined $1.5 million as the Company incurred approximately $1.7 million in atypical charges during the quarter.  These included the impact of a two-week plant shutdown, certain costs associated with a bond refinancing, legal expenses incurred in connection with union negotiations, and stock-based compensation.  Adjusted EBITDA, which includes these charges, was $9.0 million.  Adjustments for the first quarter of 2006 are comprised primarily of a loss on the early extinguishment of debt.

First quarter earnings include charges of $6.6 million, or $0.48 per share, related to the early extinguishment of debt in connection with a bond refinancing.  Including the impact of the loss on extinguishment, Steinway reported a loss of $0.23 per share for the quarter compared to earnings of $0.32 per share in the first quarter of 2005.  Adjusted EPS was $0.26 compared to $0.38 in the prior year period.

Band Operations

First quarter sales of band & orchestral instruments rose 12%, to $53.1 million.  Led by strong sales of professional instruments, unit shipments of woodwind and brass instruments increased 5% over the prior year period.  During the quarter, gross margins rose from 20.5% to 22.7% as a result of production efficiencies.

Piano Operations

During the first quarter, overseas unit shipments of Steinway grands increased 8%, partially mitigating a domestic unit decline.  The net result was a worldwide decrease of 2% in Steinway grand units.  Worldwide unit shipments of the Company’s mid-priced lines declined 12% as U.S. demand for Boston pianos continued to be weak.  Exchange rates negatively impacted revenue by $1.6 million, resulting in a 4% decrease in piano revenue.  Reduced production at the Company’s domestic piano factory coupled with manufacturing costs associated with the continuous improvement initiative negatively impacted gross margins for the first quarter, which decreased from 36.4% to 33.1%.

Refinancing

During the first quarter, the Company completed a tender offer for its outstanding 8.75% senior notes, redeeming 69% of the notes with the proceeds of a successful private placement of 7%

senior notes due 2014.  As a result of the more favorable interest rate, the Company estimates annual interest savings of approximately $2 million.

Cash on the Company’s balance sheet as of March 31st included the remaining proceeds which were disbursed in April to redeem the remaining outstanding 8.75% senior notes.  Higher interest income generated by the proceeds held during the first quarter led to a 13% decline in net interest expense.  In the second quarter of 2006, the Company expects to recognize approximately $3 million of debt extinguishment costs associated with the final redemption.

Comments

“We are excited to report another good quarter for our band business,” stated CEO Dana Messina.  “We have had two consecutive quarters of double-digit revenue growth and orders for the 2006 selling season are up over last year.  We are seeing improved efficiencies in our plants and we are now offering 24-hour turnaround on accessory orders, which has led to a strong increase in our accessory business.  As a result of our continuous improvement efforts, we have continued to reduce work-in-process inventory, which contributed to a 13% reduction in net band inventories year over year.”

Discussing first quarter results of the piano segment, Messina noted, “The U.S. piano market for our Steinway products was a little soft.  We scaled back piano production at our New York factory to help us maintain appropriate domestic inventories.  While these shutdowns have a negative impact on our gross margins, this type of firm management of our working capital has enabled us to reduce Company-wide inventory by $18 million over the last 12 months."

Messina commented on management’s 2006 outlook, “We expect our piano business overseas to perform well.  Domestically, we expect the market to remain challenging.  We are taking additional production days out of the second quarter of 2006 to further reduce our inventories.”

Turning to band operations, Messina said, “Employees at our Elkhart brass instrument plant went on strike over economic issues on April 1st.  While this action did not impact our first quarter results, a prolonged work stoppage could have a significant impact on our band business over the coming months.  We hope to resolve this situation as quickly as possible.  In the meantime, we have two other facilities producing brass instruments and our woodwind plant continues to improve its performance.  Also, improved production levels of background instruments should position us to better compete in the market this season.”

The Company is not providing its expectations for 2006 sales or operating profits until current labor contract negotiations are completed.

Conference Call

Management will be discussing the Company’s first quarter results and outlook for 2006 on a conference call today beginning at 5:00 p.m. ET. A live web cast and an archived version of the call will be available to all interested parties on the Company’s web site, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments. Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items. The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance. The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements. In addition, certain of the Company’s debt covenants are based upon Adjusted EBITDA calculations and the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers. However, Adjusted EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items. The Company has provided Adjusted financial information because management uses it to make meaningful comparisons of performance between periods. However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments. The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770
E-mail: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	3/31/2006	3/31/2005
Net sales	$95,194	$91,342
Cost of sales	69,202	65,645
Gross profit	25,992	25,697
	27.3%	28.1%

Operating expenses	20,481	18,639
Income from operations	5,511	7,058
Interest expense, net	2,748	3,169
Other (income) expense, net	5,860	(439)
Income before taxes	(3,097)	4,328
Provision for income taxes	(1,255)	1,730
Net income	($1,842)	$2,598

Earnings per share - basic	($0.23)	$0.32
Earnings per share - diluted	($0.23)	$0.32
Weighted average common shares - basic	8,152	8,031
Weighted average common shares - diluted	8,152	8,241

Condensed Consolidated Balance Sheets
(In Thousands, Except Per Share Data)
(Unaudited)

	3/31/2006	3/31/2005	12/31/2005
Cash	$71,926	$24,721	$34,952
Receivables, net	86,966	88,407	81,880
Inventories	159,123	177,264	159,310
Other current assets	26,290	19,501	19,589
Total current assets	344,305	309,893	295,731

Property, plant and equipment, net	96,574	100,216	96,664
Other assets	65,279	65,027	63,260
Total assets	$506,158	$475,136	$455,655

Notes payable and current portion of long-term debt	$58,170	$15,005	$12,977
Other current liabilities	62,624	58,249	58,904
Total current liabilities	120,794	73,254	71,881

Long-term debt	187,717	206,570	191,715
Other liabilities	44,348	49,400	43,229
Stockholders’ equity	153,299	145,912	148,830
Total liabilities and stockholders’ equity	$506,158	$475,136	$455,655

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended 3/31/06
	GAAP	Adjustments		Adjusted
Band sales	$53,066	$—		$53,066
Piano sales	42,128	—		42,128
Total sales	95,194	—		95,194

Band gross profit	12,061	71	(1)	12,132
Piano gross profit	13,931	—		13,931
Total gross profit	25,992	71		26,063

Band GM%	22.7%			22.9%
Piano GM%	33.1%			33.1%
Total GM%	27.3%			27.4%

Operating expenses	20,481	—		20,481

Income from operations	5,511	71		5,582

Interest expense, net	2,748	—		2,748
Other (income) expense, net	5,860	(6,611	)(2)	(751)

Income before taxes	(3,097)	6,682		3,585

Provision for income taxes	(1,255)	2,708	(3)	1,453

Net income	($1,842)	$3,974		$2,132

Earnings per share - basic	($0.23)			$0.26
Earnings per share - diluted	($0.23)			$0.26
Weighted average common shares - basic	8,152			8,152
Weighted average common shares - diluted	8,152			8,351

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)             Reflects charges relating to the step-up of Leblanc inventory.

(2)             Reflects loss on extinguishment of debt.

(3)             Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended 3/31/05
	GAAP	Adjustments		Adjusted
Band sales	$47,567	$—		$47,567
Piano sales	43,775	—		43,775
Total sales	91,342	—		91,342

Band gross profit	9,753	703	(1)	10,456
Piano gross profit	15,944	—		15,944
Total gross profit	25,697	703		26,400

Band GM%	20.5%			22.0%
Piano GM%	36.4%			36.4%
Total GM%	28.1%			28.9%

Operating expenses	18,639	—		18,639

Income from operations	7,058	703		7,761

Interest expense, net	3,169	—		3,169
Other (income) expense, net	(439)	—		(439)

Income before taxes	4,328	703		5,031

Provision for income taxes	1,730	281	(2)	2,011

Net income	$2,598	$422		$3,020

Earnings per share - basic	$0.32			$0.38
Earnings per share - diluted	$0.32			$0.37
Weighted average common shares - basic	8,031			8,031
Weighted average common shares - diluted	8,241			8,241

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)             Reflects charges relating to the step-up of Leblanc inventory.

(2)             Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation from Cash Flows from Operating Activities to Adjusted EBITDA
(In Thousands)
(Unaudited)

	Three Months Ended
	3/31/2006	3/31/2005
Cash flows from operating activities	$3,862	$(378)
Changes in operating assets and liabilities	4,246	5,756
Stock based compensation expense	(271)	—
Income taxes, net of deferred tax benefit	(1,144)	1,889
Net interest expense	2,748	3,169
Other	(512)	(100)
Non-recurring, infrequent or unusual cash charges	71	703
Adjusted EBITDA	$9,000	$11,039